As filed with the Securities and Exchange Commission on April 8, 2016.
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATURAL HEALTH TRENDS CORP.
(Exact name of Registrant as Specified in its Charter)
609 Deep Valley Drive
Suite 395
Rolling Hills Estates, California 90274
(Address of Registrant’s Principal Executive Offices)

Natural Health Trends Corp. 2016 Equity Incentive Plan
(Full title of the plan)

Delaware (State or other jurisdiction of incorporation or organization)	59-2705336 (I.R.S. Employer Identification No.)
Timothy S. Davidson
Senior Vice President & Chief Financial Officer
609 Deep Valley Drive
Suite 395
Rolling Hills Estates, California 90274
(310) 541-0888
(Name, address and telephone number of agent for service of process)
Copies to:
John McKnight
Locke Lord LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	2,500,000	$32.33	$80,825,000	$8,139.08

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 based on $32.33, the average of the high and low sales prices of the Registrant’s Common Stock, as reported on the NASDAQ Capital Market on April 5, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.    Incorporation of Documents by Reference.
Natural Health Trends Corp., or the Registrant, hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	The Registrant’s Proxy Statement for its 2016 Annual Meeting.

(3)
All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, (the “Exchange Act”) since December 31, 2015 (other than the portions of those reports not deemed to be filed).

(4)
The description of the Registrant’s common stock in the Registrant’s Registration Statement on Form 8-A filed February 12, 2015 (as incorporated by reference from the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (333-192485)), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.    Description of Securities.
Not applicable (the Registrant’s common stock is registered under Section 12(b) of the Exchange Act).
ITEM 5.    Interests of Named Experts and Counsel.
Not applicable.
ITEM 6.    Indemnification of Directors and Officers.
The General Corporation Law of the State of Delaware and the Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

In addition to the indemnification provided by the Delaware General Corporation Law and the Registrant’s Certificate of Incorporation and Bylaws, the Registrant has entered into an Indemnification Agreement with each of its directors and executive officers (each, an “Indemnified Party”) pursuant to which the Registrant agrees to indemnify each Indemnified Party (1) in general, for all reasonable expenses (including attorneys’ fees) (which shall be advanced to the Indemnified Party) incurred by the Indemnified Party in connection with any action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal corporate investigation), administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, formal or informal and any appeal from any of the foregoing, other than one initiated by the Indemnified Party (unless initiated by the Indemnified Party to enforce the Indemnified Party’s rights under such Indemnified Party’s Indemnification Agreement) (each of the foregoing, a “Proceeding”) to the fullest extent permitted by applicable law, (2) for all reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party or on behalf of such Indemnified Party in connection with a Proceeding in which the Indemnified Party is, or is threatened to be made, a party to or is otherwise involved in, other than a Proceeding by or in the right of the Registrant, provided that the Indemnified Party acted in good faith and has not been adjudged during the course of such Proceeding to have derived an improper personal benefit from the transaction or occurrence forming the basis of such Proceeding, and (3) for all reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party or on behalf of such Indemnified Party in connection with a Proceeding brought by or in the right of the Registrant to procure a judgment in its favor in which the Indemnified Party is, or is threatened to be made, a party to or is otherwise involved in, provided that the Indemnified Party acted in good faith and has not been adjudged during the course of such Proceeding to have derived an improper personal benefit from the transaction or occurrence forming the basis of such Proceeding, and provided further that no indemnification will be provided in respect of any claim, issue or matter as to which such Indemnified Party is adjudged to be liable to the Registrant if applicable law prohibits such indemnification, provided that, if applicable law so permits, indemnification shall nevertheless be made by the Registrant in such event if and only to the extent that the court which is considering the matter shall so determine.

ITEM 7.    Exemption from Registration Claimed.
Not applicable.
ITEM 8.    Exhibits.
The Exhibits listed on the accompanying Exhibit Index are filed as a part hereof, and are incorporated by reference into, this Registration Statement.
ITEM 9.    Undertakings.
The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Hills Estates, State of California, on this 8th day of April, 2016.

NATURAL HEALTH TRENDS CORP.

By:	/s/ Chris T. Sharng
Chris T. Sharng
President (Principal Executive Officer)

POWER OF ATTORNEY
Each person whose signature appears below in so signing also makes, constitutes, and appoints Chris T. Sharng and Timothy S. Davidson and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact’s substitute or substitutes may do or cause to be done by virtue hereof.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 8, 2016, by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Chris T. Sharng	President and Director	April 8, 2016
Chris T. Sharng	(Principal Executive Officer)

/s/ Timothy S. Davidson	Senior Vice President and Chief Financial Officer	April 8, 2016
Timothy S. Davidson	(Principal Financial and Accounting Officer)

/s/ Randall A. Mason	Chairman of the Board and Director	April 8, 2016
Randall A. Mason

/s/ George K. Broady	Director	April 8, 2016
George K. Broady

/s/ Yiu T. Chan	Director	April 8, 2016
Yiu T. Chan

/s/ Kin Y. Chung	Director	April 8, 2016
Kin Y. Chung

EXHIBIT INDEX

Exhibit No.	Description

*4.1
Specimen Certificate for shares of common stock, $.001 par value per share, of Natural Health Trends Corp. (incorporated by reference to Exhibit 4.01 to Annual Report on Form 10-K filed on May 8, 2006).

*4.2	Certificate of Incorporation of Natural Health Trends Corp. (incorporated by reference to Exhibit 3.01 to Current Report on Form 8-K filed on July 12, 2005).
*4.3	By-Laws of Natural Health Trends Corp. (incorporated by reference to Exhibit 3.02 to Current Report on Form 8-K filed on July 12, 2005).
5.1	Opinion and consent of Locke Lord LLP
23.1	Consent of Lane Gorman Trubitt, PLLC
24.1	Power of Attorney (see signature page).
*99.1	Natural Health Trends Corp. 2016 Equity Incentive Plan (incorporated by reference to Appendix C to Definitive Proxy Statement filed on March 4, 2016).
________________________
*    Incorporated by reference.